Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Invesco DB Multi-Sector Commodity Trust of our reports dated February 27, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in each of the Funds’ Annual Reports on Form 10-K (as listed in Attachment I) for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 10, 2019

Attachment I

Invesco DB Energy Fund

Invesco DB Oil Fund

Invesco DB Precious Metals Fund

Invesco DB Gold Fund

Invesco DB Base Metals Fund